Exhibit 99.1

  First Consulting Group Appoints Thomas A. Watford as Chief Financial Officer

     LONG BEACH, Calif.--(BUSINESS WIRE)--Dec. 18, 2006--First Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting, and systems implementation and integration to the health-related industries, today announced the appointment of Thomas A. Watford to the position of Chief Financial Officer. Mr. Watford, who will remain an Executive Vice President and Chief Operating Officer, has held the position of Chief Financial Officer on an interim basis since March 2005.

     "Since the interim appointment, Tom, in addition to his other responsibilities, has done an outstanding job as the Company's Chief Financial Officer," said Larry Ferguson, CEO. "In formalizing Tom's role as CFO, the Board looked to the same qualities that supported the interim appointment -- namely, strong leadership capabilities, extensive experience in finance and accounting, and a thorough familiarity with the operations of FCG's business units."

     Mr. Watford (46) has served in multiple management roles since joining FCG in 1997, including Senior Vice President of Shared Services, and as a Vice President in FCG's Health Delivery and Health Plan businesses. Prior to joining FCG, Mr. Watford spent twelve years at Accenture (Andersen Consulting), as an Associate Partner responsible for large client engagements in the health delivery and health plan markets.

     About FCG

     First Consulting Group (FCG) is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore resources, FCG provides low cost, high quality services to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.


     CONTACT: First Consulting Group, Inc.
              Larry Ferguson, CEO, 562-624-5220
              or
              Thomas Reep, VP Investor Relations, 562-624-5250